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                                       1


                              MANAGEMENT AGREEMENT

     This Management Agreement (the "Agreement") dated as of September 8, 1999, (the "Effective Date") by and between Brittany Leigh, Inc., a Florida corporation ("MANAGER") and Medical Technology Laboratories, Inc., a Florida corporation ("LAB") (singularly "party", collectively "parties").

                                    RECITALS:

     A. LAB owns and operates a Medicare-certified clinical blood laboratory operating in Pinellas County, Florida (the "laboratory").

     B. MANAGER is in the business of providing management services.

     C. LAB desires to obtain the professional assistance of MANAGER in performing the management functions of its organization on the terms and subject to the conditions set forth herein.

     D. MANAGER and LAB have determined the fair market value of services to be rendered and, based on this fair market value, have established a relationship which permits all parties to devote their skills and expertise to the appropriate responsibilities to be performed by the parties.

     NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, which includes the RECITALS hereto, LAB hereby agrees to appoint MANAGER to provide the Management Services (as hereinafter defined), and MANAGER agrees to provide such Management Services, on the terms and conditions provided in this Agreement.

                                    ARTICLE 1

     1.1 "Affiliate" of a corporation means (a) any person or entity directly or indirectly controlled by, or under common control with, such corporation, (b) any person or entity directly or indirectly controlling such corporation.

     1.2 "Management Services" shall be those services provided by MANAGER to LAB pursuant to this Agreement, including, but not limited to, the following:

          (a)  Implements LAB's policies and procedures.

          (b) Approves and supports the implementation of marketing and sales plans to expand base business as approved by LAB.

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                                       2

          (c) Approves sales proposals to assure profitability and compliance with all regulations as approved by LAB.

          (d)  Directs  quality  control  and  quality  assurance   programs  to
               maintain necessary certification and licenses.

          (e) Continue training programs to maintain the highest personnel performance standards.

          (f) Directs and coordinates the Laboratory services performed, including, but not limited to drawing, collecting, processing and testing of specimens, timely reporting of testing results to physicians, timely and accurate processing and transition of bills to the proper payor source, management of materials and supplies necessary to continue operations and proper performance of all assets required to operate business.

          (g) Confers with LAB and reviews activity, operating and sales reports to determine changes in programs or operations.

          (h)  Implements   compliance   related   directives   throughout   the
               Laboratory, which outline policy, program or operational changes.

          (i) Coordinates with compliance officer to assure strict compliance to all laws, rules and regulations for all aspects of the Laboratory.

                                    ARTICLE 2

     2.1 Independent Relationship. LAB and MANAGER intend to act and perform as independent contractors. This Agreement does not create a partnership, joint venture, agency or employment relationship between the parties. Each party shall be responsible solely for and shall comply with all state and federal laws pertaining to employment taxes, income withholding, unemployment compensation contributions and other employment related statutes applicable to that party.

     2.2 MANAGER Matters. Matters involving the internal agreements and finances of MANAGER, including whether MANAGER=s services to LAB are provided by MANAGER=s employees or subcontractors (including, without limitation, any wholly-owned subsidiary of MANAGER), and payroll and accounts payable administration, shall remain the sole responsibility of MANAGER.

     2.3 No Patient Referrals. The parties agree that the benefits to MANAGER hereunder do not require, are not payments to induce, and are not in any way contingent upon, the referral of patients or any other arrangement for the provision of any item or service offered by LAB, or its Affiliates, to the patients of LAB in any facility controlled, managed or operated by LAB or its Affiliates. Neither party hereto shall refer any patient or referral source directly or indirectly to the other party during the term of this Agreement. The parties to this Agreement agree that no payments made hereunder are made in return for, or to induce any person to:

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                                       3

          (a) Refer an individual to anyone for the furnishing or arranging for the furnishing of items or services for which payment may be made in whole or in part under Medicare or Medicaid, or

          (b) Purchase, lease, order, or arrange for or recommend purchasing, leasing or ordering any good, facility, services, or item for which payment may be made in whole or in part under Medicare or Medicaid.

     2.4 Effects of Certain Legislative Changes. During the term of this Agreement, and notwithstanding any other provisions of this Agreement, the parties hereto agree that, if any federal, state or local government or agency passes, issues, promulgates, or modifies any law, court decision, rule, regulation, standard or interpretation ("Legislative Amendment") that affects the operations of the laboratory, the parties will abide by said Legislative Amendment. Further, the parties agree that the Agreement shall be construed as if amended to comply therewith, unless the parties agree that such Legislative Amendment requires specific modification of this Agreement, in which case the parties shall cooperate in negotiating the required modification(s).

                                    ARTICLE 3

                       APPOINTMENT FOR MANAGEMENT SERVICES

     3.1 LAB hereby appoints MANAGER as its sole and exclusive provider of all Management Services. MANAGER agrees that the purpose and intent of this Agreement is to relieve LAB to the maximum extent possible of such aspects of LAB's operation, with MANAGER assuming responsibility and all necessary authority to perform the Management Services. MANAGER shall consult with LAB's appointed representative prior to making decisions, which financially affect the laboratory. MANAGER shall further be available to consult with the board of directors, officers and department heads of LAB concerning matters pertaining to the organization of the staff, the fiscal policy of LAB, the relationship of LAB with its employees, and, in general, important matters of concern in the business affairs of LAB as reasonably requested. MANAGER shall assist LAB in the preparation of, and shall review, financial statements of LAB on a monthly basis with LAB and shall advise LAB with respect thereto. MANAGER shall direct and manage activities of Laboratory with the objective of obtaining optimum efficiency and economy of operations while maximizing profits by performing the duties described in Section 1.2 personally or through LAB supervisors.

     3.2 LAB will maintain responsibility for all compliance related matters and will implement any procedures or policies it deems necessary to remain compliant with all state and federal rules and regulations. The cost of said compliance matters shall be included in the current operating expenses of the laboratory. LAB will consult with MANAGER prior to implementing any changes that may have a material effect.

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                                    ARTICLE 4

               OBLIGATIONS AND REPRESENTATIONS OF LAB AND MANAGER

     4.1 Representations of LAB.

             4.1.1 LAB represents that it is certified by Medicare and the State of Florida to operate a clinical blood laboratory, and that LAB shall use all reasonable efforts to maintain, in good standing, such certification. Prior to executing this Agreement, LAB shall provide MANAGER with a copy of LAB's current certification.

             4.1.2 LAB represents that, to its knowledge, there are no pending or threatened legal actions or investigations by governmental authorities other than those listed in Exhibit
                    4.1.2 that would affect the ongoing operations of the laboratory.

     4.2 Representations of MANAGER. Manager represents that there are no pending or threatened legal proceedings or investigations, which would prohibit MANAGER from performing the duties outlined herein, or which would adversely affect MANAGER'S ability to perform such duties.

     4.3 Compliance with Laws. Both parties agree to comply with all federal, state, county and municipal laws, rules, ordinances and regulations applicable to the operation of the laboratory.

     4.4 Cooperation with Management Functions. LAB shall direct its employees and agents to cooperate in every manner reasonably requested by MANAGER in connection with MANAGER performing its obligations hereunder. All LAB employees shall be instructed that they are to answer to MANAGER during the term of the Agreement, provided that:

          (a) nothing shall prevent LAB from communicating with such employees in order to determine how matters are proceeding with respect to this Agreement or the operation of the laboratory.

          (b) MANAGER conducts itself in accordance with employment practices and standards acceptable to LAB and in accordance with this Agreement.

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                                       5

     4.5 Required Disclosures. If either party becomes aware of any of the following events, it shall notify the other party within twenty-four (24) hours pursuant to Section 9.18.

             4.5.1 Any legal proceeding against either party relating to either party is threatened or filed in any federal or state court;

             4.5.2 Either party (or any Affiliate thereof) becomes the subject of any new audit or similar proceeding by any federal, state, or local agency, or any Medicare or Medicaid carrier or intermediary;

             4.5.3 LAB's Medicare certification as a laboratory provider is suspended, revoked, terminated, or made subject to an investigation or terms of probation of other restrictions;

             4.5.4 An event occurs that substantially interrupts all or a portion of LAB's operations.

             4.5.5 LAB or MANAGER receives notice that its professional or general liability insurance is to be modified or canceled;

             4.5.6 Either party or any Affiliate thereof is sanctioned by the Medicare or Medicaid programs or excluded from participating in those programs;

             4.5.7 Either party files a petition for voluntary bankruptcy (other than the currently pending chapter 11 case of LAB) or a third party files an involuntary bankruptcy petition against either LAB or MANAGER.

     4.6 Indemnity.

             4.6.1 Claims Covered. Each party shall defend, indemnify and hold harmless the other party, the other party's Affiliates, and their officers, directors, shareholders, partners, employees and agents, and shall pay, as incurred, all damages, costs, fees and expenses (including reasonable attorney's fees) (collectively, ALosses") associated with any claim, action, suit or other proceeding that results from any breach by the indemnifying party of any representation, warranty or other obligation contained in this Agreement. In addition, MANAGER shall defend, indemnify and hold harmless LAB and its Affiliates, officers, directors, shareholders, partners, employees and agents, and shall pay, as incurred, all Losses arising from MANAGER=S actions and omissions in providing the Management Services.

             4.6.2 Indemnity Procedures. The party to be indemnified shall (a) provide to the indemnifying party notice of any claim of indemnity promptly after receiving knowledge of same, (b) reasonably cooperate in the defense and settlement of the claim, and (b) tender sole control of the defense or settlement of such claim to the indemnifying party; provided, however, that (1) the indemnifying party shall not admit or impose any liability upon the indemnified party, or its Affiliates, without the prior written consent of the indemnified party, or its Affiliates (as the case may be);
                    (2) the indemnifying party shall not enter into any settlement without prior written notice to the indemnified party, (3) the indemnified party may participate in the defense of any claim with counsel of its choice (and at its sole expense), and (4) the indemnified party may prohibit indemnifying party from entering into any proposed settlement, in which case the indemnifying party's indemnity obligation under this Section shall be limited to the amount for which the indemnifying party would have been liable had the indemnified party consented to the proposed settlement.

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          4.7  Confidentiality.  Each party agrees that all information relating to the LAB and the laboratory (collectively, AConfidential Information") is considered to be disclosed to the other in confidence. Neither party will disclose any information that it receives from the other party relating to any of the foregoing, or use the same for its own benefit or for the benefit of any third party, except (a) for the purposes of complying with the terms of this Agreement and (b) either party may disclose
               confidential    information   to   SouthTrust   Bank,    National
               Association, and any participant in the loans heretofore obtained
               by  LAB  and  its  Affiliates   from   SouthTrust,   unless  that
               information becomes publicly known, was already known to the party receiving it, or the party receiving it is granted permission to disclose such information by the other party. In furtherance of the foregoing, MANAGER agrees that, if this Agreement is terminated by either party (other than in connection with the Closing, as hereinafter defined), MANAGER will not use any of the Confidential Information in any manner which is competitive with the operations or activities of LAB in any market currently served by LAB. The parties agree to make appropriate arrangements with their respective personnel to ensure the implementation of this undertaking. This Section 4.7 shall survive the termination or expiration of this Agreement and any letter of intent or asset purchase agreement which may be entered into by the parties hereto, except to the extent expressly provided in any subsequent written agreement entered into by the parties hereto.

                                    ARTICLE 5

                               CLOSING CONTINGENCY

     Scheduled Closing. The parties acknowledge that this Agreement is being entered into in connection with the MANAGER's intention to acquire certain assets of LAB on the terms and subject to the conditions provided for in a letter of intent between the parties dated as of the date hereof (the "Letter of Intent"). The Letter of Intent provides for the good faith negotiation of an asset purchase Agreement (the "Asset Purchase Agreement") within 10 days after the date hereof, and sets forth the conditions precedent to the parties' respective obligations to close the transaction contemplated in the Letter of Intent. The parties acknowledge further that one of the conditions precedent to closing is the receipt and validation of the MANAGER's Medicare Provider Number, which MANAGER hereby agrees to take all reasonable actions, and to use its best efforts, to obtain as quickly as possible following the execution and delivery of this Agreement. If for any reason the closing of the transaction contemplated in the Letter of Intent (the "Closing") shall not have occurred within ninety
(90) days after the date hereof, LAB may immediately give MANAGER ten (10) days notice of the termination of this Agreement and that the MANAGER is to withdraw from all functions being carried out under this Agreement and the parties will make reasonable efforts to facilitate an appropriate transition in such event. If MANAGER is not able to obtain a Medicare Provider Number within ninety (90) days, but LAB has reasonable assurances, determined in its sole discretion, from the government agency issuing such licenses that a provider number will be issued within a reasonable time, then LAB may extend the Closing date under the Asset Purchase Agreement, provided, that, from and after such 90th day, MANAGER provides its own working capital to support the operation of the laboratory and shall no longer use the accounts receivable of LAB generated prior to the execution of this Agreement to fund the laboratory's operations.

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                                       7

     If the Asset Purchase Agreement is terminated in accordance with its terms by MANAGER, MANAGER shall give LAB ten (10) days advance written notice of such termination and MANAGER's withdrawal from all functions being carried out under this Agreement, and the parties will make reasonable efforts to facilitate an appropriate transition in such event.

     5.1 Return of Materials Upon Termination. Upon any termination of this Agreement, MANAGER shall promptly return to LAB all materials in its possession or control involving any Confidential Information, knowledge or data including, but not limited to, any papers, files, records, proposals, policy or procedural manuals, forms, documents, or financial records, products, or sales records. MANAGER agrees to represent to LAB in writing, at any time upon request, that it has complied with the provisions of this Section 5.1 requiring the return of materials.

     5.2 Reasonableness of Restrictive Covenants/Irreparable Injury. The parties acknowledge and agree that (a) the Confidential Information is of unique and special character that gives this information a special and proprietary value to LAB; (b) the restrictive covenants contained herein (and, in particular, in Section 4.7 hereof) are necessary to protect the legitimate business interests of LAB and a violation of these restrictive covenants would cause irreparable injury and loss to LAB; and (c) the restrictive covenants contained in this Agreement are reasonable with respect to duration, scope, and their effects on LAB and public health, safety, and welfare.

     5.3 Non-Competition. The parties acknowledge and agree that the Asset Purchase Agreement will provide for a non-competition agreement to be executed and delivered by LAB at the Closing, pursuant to which LAB will agree that, effective upon consummation of the Closing and continuing for a period of two
(2) years thereafter, without the prior written consent of MANAGER, it will not, directly or indirectly, as an agent, consultant or independent contractor or in any other capacity: (a) engage in any business or activity that is competitive with the operation of the laboratory; (b) accept employment with or render services to a competitor of the laboratory; (c) contact, solicit or attempt to solicit or accept business that is competitive with the operation of the laboratory from any of MANAGER's customers; or (d) own or operate a medical laboratory.

     5.4 Construction. If a court of competent jurisdiction determines the restrictive covenants, or provision thereof, are unreasonable, or are otherwise unenforceable, the parties desire such court to enforce such covenant, or portion thereof, to the fullest extent permissible by the laws of the State of Florida. The invalidity or unenforceability of any provision of the restrictive covenants shall not limit or impair the operation or validity of any other provision of the restrictive covenants. The restrictive covenants have been mutually agreed upon by each of the parties, both as to its substance and its form, and there shall not be applied a rule of law or construction whereby the restrictive covenants or any of their provisions are construed in favor of or against either party by reason of who prepared the restrictive covenants.

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                                    ARTICLE 6

                             FINANCIAL ARRANGEMENTS

     6.1 Management Services. During the term of this Agreement, MANAGER and LAB shall collect the outstanding accounts receivable of LAB in the ordinary course of business. The net proceeds of accounts receivable created prior to the effective date of this Agreement (the "Existing AR") will be applied ninety-five percent (95%) to pay current operating expenses as listed in Exhibit B hereof and five percent (5%) payable to LAB; provided, that MANAGER shall be entitled to apply such net proceeds from the Existing AR to current operating expenses only to the extent that new accounts receivable created during the term of this Agreement ("New AR"), as of the date of such application, equal or exceed 150% of the amount of the collections from Existing AR, which have been used to fund operating expenses of the laboratory, calculated on a cumulative basis.

     6.2 The Letter of Intent provides (and the Asset Purchase Agreement will provide) that (a) all New AR that are outstanding as of the Closing will be included in the assets to be acquired by the MANAGER pursuant to the Asset Purchase Agreement, and (b) the amount of the Existing AR collected during the term of this Agreement and used to fund operating expenses as provided above will be added to the purchase price to be paid by MANAGER to LAB and will be payable in the manner and at the times described in the Letter of Intent and in the Asset Purchase Agreement.

     6.3 To assure the availability of sufficient funds with which to maintain the operation of the laboratory, MANAGER will, at the Effective Date of this Agreement, deposit in LABS operating bank account the sum of $100,000.00. Said funds shall be drawn upon as needed by MANAGER at MANAGER's sole discretion to make up any deficiency between accounts receivable collections and operating expenses of LAB. Should said amount be fully utilized by MANAGER, then MANAGER will deposit (from its own funds) additional funds (or will otherwise utilize its own funds) as required for continuing operations of the LAB.

     6.4 During the term of this Agreement, all cash collected from accounts receivable shall be deposited in LAB's bank account, which the parties hereby agree may be part of a cash management system involving a lockbox account system maintained by SouthTrust. Disbursements from said account shall require the signatures of both LAB and MANAGER; however, LAB shall transfer to an account controlled by MANAGER (but to be used solely for paying operating expenses of the laboratory) the sum of $30,000.00 from such accounts receivable collections, to be utilized at the sole discretion of MANAGER for the payment of operating expenses, and upon receipt from MANAGER of an accounting of amounts disbursed from said account acceptable to LAB, shall replenish said account from collections from Existing AR or NEW AR. MANAGER will provide an accounting of all disbursements from said account to LAB on a weekly basis during the term of this Agreement.


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                                       9

     6.5 During the term of this Agreement, purchase orders for materials and services required to operate the laboratory that are less than $40,000.00 for laboratory reagents and supplies and $10,000.00 for all other items shall require the approval of MANAGER. Any purchase orders in excess of the amounts set forth above shall require the approval of both LAB and MANAGER. MANAGER shall indemnify and hold harmless LAB from and against any liability of any kind arising from any purchase order (regardless of amount) authorized by MANAGER without the prior written consent of LAB.

     6.6 The Asset Purchase Agreement will provide that after the Closing, LAB shall have access to the computer systems and other information (and personnel as mutually agreed) required to collect the then remaining Existing AR.

     6.7 The Asset Purchase Agreement will provide that after the Closing, cash collected from the New AR purchased by MANAGER pursuant to the Asset Purchase Agreement, will continue to be deposited in the LAB's bank account. MANAGER shall determine the amount of said deposits on a daily basis and notify LAB of said amounts. LAB shall then pay said amounts to MANAGER within three (3) days of receipt of said notification. Notwithstanding the foregoing, the Asset Purchase Agreement and the other documents referred to therein will permit LAB, its successors and assigns, to set-off any amounts owed by MANAGER to such party against amounts owed by LAB to MANAGER pursuant to this provision.

     6.8 Both parties agree that the amount of accrued, but unpaid, wages due employees and the amount of accrued, but unpaid, rent due on the effective date of this Agreement (aggregating $204,753.55) shall be considered operating expenses and listed on Exhibit 6.8, and will be paid from the sources of funds described above. However, at the Closing, said amounts, to the extent paid during the term of this Agreement, shall be deducted from all amounts due pursuant to Section 6.2.

     6.9 [RESERVED]

     6.10 LAB shall provide MANAGER, on Exhibit 6.10, with the amount of all unpaid wages, rents and outstanding checks as of the date of this Agreement.

     6.11 MANAGER will not enter into any contracts or agreements on behalf of LAB without LAB=s prior written consent.

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                                       10

                                    ARTICLE 7

                                    INSURANCE

     7.1 Insurance to be Maintained. Throughout the Term, both parties hereto shall maintain such insurances as are reasonably requested by the other party and, in any event, insurance in such amounts and from reputable insurers as necessary to cover their respective activities under this Agreement. Each party has consulted with its applicable insurance agency and all carriers to inform them of the relationship between the parties and has secured adequate and appropriate insurance and coordination thereof. The parties will work together with their applicable insurance agents and carriers and when appropriate and possible will have one another named as insureds on applicable policies and otherwise follow good insurance practices.


                                    ARTICLE 8

                              TERM AND TERMINATION

         8.1 Term of Agreement. The term of this Agreement shall commence on the Effective Date and shall extend until the first to occur of the following: (a) the occurrence of the Closing, (b) notice is given by either party of the termination of the Asset Purchase Agreement in accordance with its terms, (c) September 21, 1999, unless the Asset Purchase Agreement has been executed and delivered by all parties thereto on or prior to such date, or (d) this Agreement is terminated in accordance with Section 8.2 below.

     8.2 Termination. This Agreement may be terminated as follows:

             8.2.1 In the event of the filing of a petition in voluntary bankruptcy or an assignment for the benefit of creditors by LAB, or upon other action taken or suffered, voluntarily, under any federal or state law for the benefit of creditors by LAB, except for (a) the filing of a petition in involuntary bankruptcy against LAB which is dismissed within thirty (30) calendar days thereafter, or (b) a voluntary bankruptcy case (including the currently pending chapter 11 case of LAB) which provides for the sale of assets contemplated in the Letter of Intent and in which the Bankruptcy Court approves this Agreement, either party may give written notice of the immediate termination of this Agreement in accordance with Section 9.18 herein.

             8.2.2 In the event that either party shall default in the performance of any material duty or obligation imposed upon it by this Agreement, or otherwise breach any provision of this Agreement, and such default or breach shall continue for a period of ten (10) calendar days after written notice thereof has been given to the breaching party, the non-breaching party may give notice of the immediate termination of this Agreement in accordance with Section
                    9.18 herein.

             8.2.3 Immediate Termination. Unless otherwise expressly provided herein, this Agreement may be terminated immediately by either party by written notice pursuant to Section 9.18 herein upon the occurrence of any of the following events:

                    (a) any attempted assignment of this Agreement by either party without the prior written consent of the other;

                    (b)  either   party  fails  to  make  any  of  the  required
                         disclosures provided for in Section 4.5 herein;

                    (c)  LAB's  Medicare   certification   as  a  laboratory  is
                         revoked, suspended, restricted, or limited in any way;

                    (d)  either party is  sanctioned by the Medicare or Medicaid
                         programs  or  excluded  from   participating  in  those
                         programs.

             8.2.4  Termination   by  LAB.  This  Agreement  may  be  terminated
                    immediately by LAB, by written notice to MANAGER pursuant to
                    Section 9.18, if:

                    (a) MANAGER fails to fund any short fall in operating expenses pursuant to Section 6.3;

                    (b) MANAGER has not obtained its Medicare Provider Number within 90 days after the Effective Date of this Agreement; or

                    (c) MANAGER fails to create and maintain a level of New AR in an amount at least equal to 150% of the amount of collections on Existing AR for the first thirty (30) days and 150% thereafter which have been used to fund operating expenses of the laboratory in accordance with this Agreement.


                                    ARTICLE 9

                               GENERAL PROVISIONS

     9.1 Time is of the Essence. In construing and applying the terms and provisions of this Agreement, time shall be of the essence in each instance.

     9.2 Execution. This Agreement shall be deemed to have been "Executed" when the last party to sign this Agreement has affixed his, her or its signature at the end of this Agreement. Notwithstanding the foregoing, the Effective Date of this Agreement is the date first written above.

     9.3 Good Faith. All parties to this Agreement specifically agree to act in good faith in interpreting this Agreement and in carrying out their respective duties and obligation hereunder.

     9.4 Florida Law. This Agreement shall be construed pursuant to the laws of the State of Florida.

     9.5 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the respective parties hereto, their legal representatives, successors and assigns, provided, however, notwithstanding any provision of this Agreement to the contrary, no party may assign any of its rights, obligations or interest in this Agreement without the prior written consent of all parties to this Agreement.

     9.6 Further Assurances. Each party shall execute any reasonable additional documents or instruments which are provided to the party by another party or parties and which are reasonably necessary to (i) carry out or facilitate the understanding represented by this Agreement or (ii) more clearly establish the rights of one or more parties under this Agreement.

     9.7 Paragraph Headings. Each paragraph heading contained in this Agreement is used for convenience purposes only and is not intended to define, expound upon or limit the provisions, which immediately follow such paragraph heading.

     9.8 Singular and Plural. Any reference to a word in this Agreement shall include the plural, singular, masculine, feminine and/or neuter, unless the context in which the word appears clearly indicates to the contrary, in which instance such context shall control interpretation of the word.

     9.9 Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be considered an original, and all of which shall constitute but a single agreement notwithstanding that each such counterpart is executed on a different date.

     9.10 Preparation of Agreement. Because each party has participated fully in the drafting and preparation of this Agreement, the Agreement shall not be construed more strongly against any party.

     9.11 Representation by Independent Legal Counsel. Each party to this Agreement hereby acknowledges and confirms that he, she or it has had an opportunity to retain independent legal counsel to independently advise that party of the legal consequences of the Agreement to that party. Each party to the Agreement further acknowledges and confirms that each party to the Agreement received the strong recommendation by all other parties to the Agreement that each party should retain separate and independent legal counsel to advise each party of the legal consequences of the Agreement to that party.

     9.12 Costs and Attorneys= Fees. If the obligations of the party(s) expressed in this Agreement are the subject of arbitration and/or litigation, the prevailing party(s) in such arbitration and/or litigation shall be entitled to recover from any other party(s) who loses to the prevailing party(s) in such arbitration and/or litigation all reasonable costs and expenses of such arbitration and/or litigation, including reasonable attorneys' fees and costs of appeal. The authority presiding over such arbitration and/or litigation shall determine which party(s), if any, is the prevailing party(s) and which party(s), if any, is the losing party(s).

     9.13 Merger. All prior negotiations and oral agreements between the parties with respect to the subject matter hereof hereby are merged and extinguished into this Agreement. Notwithstanding the foregoing, the Letter of Intent shall survive the execution of this Agreement and shall not be merged into this Agreement.

     9.14 Survival. Unless otherwise expressly provided in this Agreement, all rights, obligations and other terms and conditions specifically stated in this Agreement shall survive the execution of this Agreement.

     9.15 Severability. If any one or more of the provisions contained in this Agreement for any reason are held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

     9.16 Dispute Resolution. In the event of any dispute between the parties arising out of this Agreement resulting in litigation, it is agreed that the venue of any such litigation shall be in the Circuit Court of the 6th Judicial Circuit in and for Pinellas County and that the prevailing party shall be entitled to collect from the losing party all of its costs and expenses including reasonable attorneys= fees.

     9.17 Any notice that may be required under the terms of the Agreement shall be made in writing and mailed by certified mail or overnight courier to the parties at the following address.

       If to LAB:

       Todd Siegel
       Medical Technology Laboratories, Inc.
       12920 Automobile Boulevard
       Clearwater, FL  33762

       If to MANAGER:

       Brittany Leigh, Inc.
       Edwin B. Salmon, Jr.
       112 Homeport Drive
       Palm Harbor, FL  34683

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first set forth above.



                                           BRITTANY LEIGH, INC. (MANAGER)
                                           a Florida corporation


Attest: ____________________________       By: _______________________________
                         , Secretary
                                           Its: ______________________________


                                           MEDICAL TECHNOLOGY LABORATORIES, INC.
                                           (LAB)
                                           a Florida corporation

Attest:  _____________________________    By: _______________________________
                           , Secretary
                                          Its: ______________________________